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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 ENCAP EQUITY 1996 LIMITED PARTNERSHIP        (Month/Day/Year)           TEXOIL, INC. (TXLI)                    (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)          11/11/99                   5. Relationship of Reporting        -----------------------
 1100 LOUISIANA AVENUE, SUITE 3150         ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director    X  10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                      Form filed by
      HOUSTON        TX        77002          (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                      X  Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK, PAR VALUE $.01 PER SHARE           106,968(1)                      D
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COMMON STOCK, PAR VALUE $.01 PER SHARE           320,904(2)                      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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                                                         COMMON STOCK,
SERIES A PREFERRED STOCK         IMMEDIATE               PAR VALUE $.01  $187,500(1)  2-FOR-1           D
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                                                         COMMON STOCK,
SERIES A PREFERRED STOCK         IMMEDIATE               PAR VALUE $.01  $287,364(2)  2-FOR-1           D
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Explanation of Responses:

(1) These securities are owned solely by Energy Capital Investment Company PLC ("ENERGY PLC"), who may be deemed a member of a
"group" with EnCap Equity 1996 Limited Partnership ("EnCap LP") for purposes of Section 13(d) of the Exchange Act. Energy PLC disclaims any beneficial ownership of EnCaP LP's securities and disclaims membership in a group with EnCap LP.
(2) These securities are owned solely by EnCap LP.
                                                                                     EnCap Equity 1996 Limited Partnership
                                                                                     By: EnCap Investments, L.L.C., its General
                                                                                         Partner
                                                                                      /s/ ROBERT L. ZORICH               12-14-99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                     Name: Robert L. Zorich
                                                                                     Title: Managing Director
Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION


Name:                      Energy Capital Investment Company PLC

Address:                   1100 Louisiana Avenue, Suite 3150
                           Houston, Texas 77002

Designated Filer:          EnCap Investments L.L.C.

Issuer & Ticker Symbol:    Texoil, Inc. (TXLI)

Date of Event Requiring Statement:       11/11/99

Signature:                               Energy Capital Investment Company PLC

                                         By:   EnCap Investments L.L.C., its
                                               Investment Advisor


                                               By:  /s/ ROBERT L. ZORICH
                                                    --------------------------
                                                    Name:  Robert L. Zorich
                                                          --------------------
                                                    Title:  Managing Director
                                                          --------------------



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